EXHIBIT 24

POWER OF ATTORNEY

The undersigned, Ian M. Cumming, residing at 165 Huckleberry Lane, Jackson Hole, Wyoming 83001, does hereby make, constitute and appoint Joseph A. Orlando, Laura E. Ulbrandt and Barbara L. Lowenthal as his true and lawful agent and attorney-in-fact (hereinafter referred to as the “Attorney”) to act either together or alone in the name and on behalf of the undersigned for and with respect to:

To execute and deliver any Schedule 13D, or Forms 3, 4 and 5 or any amendments thereto required to be filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934 on behalf of the undersigned with regard to shares of common stock of Leucadia National Corporation.

And, in connection with the foregoing, to execute and deliver all documents, acknowledgments, consents and other agreements and to take such further action as may be necessary or convenient for the Corporation in order to more effectively carry out the intent and purpose of the foregoing.

Agreements, commitments, documents, instruments and other writings executed by the Attorney in accordance with the terms hereof shall be binding upon the undersigned without attestation. The Power of Attorney conferred hereby shall not be delegable by any Attorney. The Attorney shall serve without compensation for acting in the capacity of agent and attorney-in-fact hereunder.

Unless revoked by the undersigned, this Power of Attorney shall be governed under the laws of the State of New York and the authority of the Attorney hereunder shall terminate on June 30, 2008.

IN WITNESS WHEREOF, the undersigned has executed the Power of Attorney the 30th day of May 2008.

/s/ Ian M. Cumming
IAN M. CUMMING